CONTACT:
Michael W. Kaplan
Chief Financial Officer
(714) 414-4003

PACIFIC SUNWEAR REPORTS HOLIDAY SALES;
PROVIDES UPDATE ON FOURTH QUARTER FINANCIAL OUTLOOK

ANAHEIM, Calif., January 9, 2014 --- Pacific Sunwear of California, Inc. (NASDAQ: PSUN) (the “Company”), announced today that its fourth fiscal quarter comparable store sales through January 4, 2014 (the "Holiday Period") were flat on a continuing operations basis, excluding online sales. The Company stated that with the growing relevance of online sales in the marketplace, it will hereafter include online sales in its comparable store sales. Including online sales, comparable store sales during the Holiday Period increased 1% compared to the same period a year ago, on a continuing operations basis.

"After a strong start to the holiday season in November, the first three weeks of December were significantly below our expectations primarily due to a decrease in traffic and softness in denim. Business picked up in the final few days prior to Christmas and then finished the month strong as self-shoppers came back to the mall. Overall, it has been a choppy holiday season and we now expect fourth quarter comparable store sales to be flat to 1%, compared to last year," said Gary H. Schoenfeld, President and Chief Executive Officer.

Based on these recent trends, the Company now expects non-GAAP loss per diluted share from continuing operations for the fourth quarter of fiscal 2013 to be in the range of $(0.21) to $(0.18), which after adjusting for the 53rd week retail calendar shift, compares to $(0.20) last year.

The revised fourth quarter non-GAAP loss from continuing operations per diluted share guidance range is based on the following assumptions:

•	Comparable store sales, including online sales, from flat to 1%;

•	Revenue from $211 million to $214 million;

•	Gross margin rate, including buying, distribution and occupancy, of 19% to 20%;

•	SG&A expenses in the range of $58 million to $59 million; and

•	Applicable non-GAAP adjustments are tax effected using a normalized annual income tax rate of approximately 37%.

About Pacific Sunwear of California, Inc.
Pacific Sunwear of California, Inc. and its subsidiaries (collectively, “PacSun” or the “Company”) is a leading specialty retailer rooted in the action sports, fashion and music influences of the California lifestyle. The Company sells a combination of branded and proprietary casual apparel, accessories and footwear designed to appeal to teens and young adults. As of January 9, 2014, the Company operates 629 stores in all 50 states and Puerto Rico. PacSun's website address is www.pacsun.com.

Pacific Sunwear Safe Harbor
This press release contains “forward-looking statements” including, without limitation, the statements made in the second, third and fourth paragraphs above. In each case, these statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company intends that these forward-looking statements be subject to the safe harbors created thereby. These statements are not historical facts and involve estimates, assumptions and uncertainties that could cause actual results to differ materially from those expressed in such forward-looking statements. Uncertainties that could adversely affect the Company's business and results include, among others, the following factors: increased sourcing and product costs; adverse changes in U.S. and world economic conditions generally; adverse changes in consumer spending; changes in consumer demands and preferences; adverse changes in same-store sales; higher than anticipated markdowns and/or higher than estimated selling, general and administrative costs; currency fluctuations; competition from other retailers and uncertainties generally associated with apparel retailing; merchandising/fashion risk; lower than expected sales from private label merchandise; reliance on key personnel; economic impact of natural disasters, terrorist attacks or war/threat of war; shortages of supplies and/or contractors as a result of natural disasters or terrorist acts, which could cause unexpected delays in store relocations, renovations or expansions; reliance on foreign sources of production; and other risks outlined in the Company's filings with the Securities and Exchange Commission (“SEC”), including but not limited to the Company's Annual Report on Form 10-K for the fiscal year ended February 2, 2013, and subsequent periodic reports filed with the SEC. Historical results achieved are not necessarily indicative of future prospects of the Company. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company assumes no obligation to update or revise any such forward-looking statements to reflect events or circumstances that occur after such statements are made. Nonetheless, the Company reserves the right to make such updates from time to time by press release, periodic report or other method of public disclosure without the need for specific reference to this press release. No such update shall be deemed to indicate that other statements not addressed by such update remain correct or create an obligation to provide any other updates.